Exhibit 99.1

ZEO SCIENTIFIX AND EXOTROPIN join forces TO LAUNCH a solution to address the growing unmet need for Hair loss

The Two Research-Driven Companies To Launch Their New Hair Treatment System At National Conference For Medical Aesthetics

FT. LAUDERDALE, Florida, November 13, 2024 – ZEO ScientifiX, Inc. (“ZEO” or the “Company”) (OTCQB: ZEOX), a South Florida-based clinical-stage biopharmaceutical company, announced it has partnered with its affiliate, Exotropin, LLC, a privately-held company which produces cosmetics, nutraceuticals, and other consumer products—to design and deliver a hair growth solution for people who have considered hair transplant surgery. The companies will introduce their first planned collaborative product, ZEO HAIR GROW™ Powered By Exotropin™, at the Medical Aesthetics Professionals (MAP) meeting being held in Scottsdale, Arizona, from November 14 - 16, 2024.

“Hair loss is becoming more prevalent for both women as well as men. According to the 2020 Practice Census published by the International Society of Hair Restoration Surgery, it is estimated that 35 million men and 31 million women in the United States are affected,” said Robin Smith, MD, MBA, co-founder of Exotropin. “Because there are many causes of hair loss, including stress, one’s microbiome, hormones, pathogens, inflammations, temperature, genetic predisposition, the environment, and even hairstyles, it is critical to approach hair loss from multiple angles and help optimize the scalp with a nutrient-rich environment to support healthy hair growth.”

Dr. Smith explains that ZEO HAIR GROW™ powered by Exotropin™ is a formulated hair system designed for physicians by physicians and scientists that combines the synergistic and complementary power of extracellular vesicles derived from amniotic fluid, adipose stromal cells, and the aloe vera plant to optimize the health of the scalp and encourage a thicker, fuller head of hair.

Essential to the success of the ZEO HAIR GROW™ powered by the Exotropin™ system is the science of extracellular vesicles (EVs) and additional clinically proven ingredients that carry benefits to address the entire hair growth cycle and support skin and hair health. According to Dr. Smith, hair loss is multifactorial, and a true solution to address hair loss must be as well. What is necessary or essential at each phase of the hair growth cycle is not the same, and a comprehensive solution must address the scalp, hair follicles, and hair density, thickness and texture in order to improve the condition and appearance of hair.

The multipart system includes two in-office components consisting of ZEO GROW X™ and ZEO GROW BOOST™, and EXO FOLLICLE FUEL™, which patients use at home twice a day to fortify and maintain both the scalp and hair.

Attendees of the MAP Meeting can learn more about ZEO HAIR GROW™ Powered By Exotropin™ by visiting ZEO in the exhibition area of the conference at Booth 609.

In addition, Dr. Smith will present to the medical aesthetic professionals in attendance, detailing the product’s science, development, and application.

For more information about ZEO HAIR GROW™ Powered By Exotropin™, or to schedule an interview with Dr. Smith and the ZEO team in attendance at the MAP Meeting, please contact Meieli Sawyer at msawyer@weinbachgroup.com or 305-668-0070.

About ZEO ScientifiX, Inc.

ZEO ScientifiX, Inc. (OTCQB: ZEOX) is a clinical-stage biopharmaceutical company located at Nova Southeastern University’s Collaborative Center for Research. ZEO primarily focuses on the development and research of innovative biological therapeutics for the treatment of chronic diseases and the medical aesthetic market. The Company’s proprietary products are derived from allogenic and autologous sources and are manufactured in an FDA-registered, cGMP-compliant laboratory. To learn more, please visit https://zeoscientifix.com/.

About Exotropin, LLC

Exotropin is a U.S. based developer of advanced cosmeceuticals and other physician recommended products using the company’s patented eXo3 and aloe3 exosome technology. Exotropin serves the global consumer and medical aesthetic market with scientifically innovative, and result-driven restorative skincare and haircare products. Our mission is to inspire customers to live a more vibrant, healthy life by providing products and services that revive, restore, and renew in all facets of skin and hair needs.

Forward-Looking Statements

Certain statements contained in this press release should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as “will,” “believes,” “expects,” “potential,” or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. No assurances can be given that the Company will be successful in its research initiatives. In addition, no assurances can be given that our research initiatives will increase the price of our common stock to a level that is attractive to brokerage houses and institutional investors. We remind you that actual results could vary dramatically as a result of known and unknown risks and uncertainties, including but not limited to: potential issues related to our financial condition, competition, the ability to retain key personnel, product safety, efficacy and acceptance, the commercial success of any new products or technologies, success of clinical programs, ability to retain key customers, our inability to expand sales and distribution channels, legislation or regulations affecting our operations, including product pricing, reimbursement or access, the ability to protect our patents and other intellectual property both domestically and internationally, and other known and unknown risks and uncertainties, including the risk factors discussed in the Company’s periodic reports that are filed with the SEC and available on the SEC’s website (http://www.sec.gov). You are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Specific information included in this press release may change over time and may or may not be accurate after the date of the release. ZEO has no intention and specifically disclaims any duty to update the information in this press release.

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